UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

PLUG POWER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Filed by Plug Power Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Plug Power Inc.

Commission File No.: 001-34392

The following remarks were made by Andy Marsh, Chairman and Chief Executive Officer of the Company, in a pre-recorded video released on December 3, 2025.

Hi, everyone. I'm Plug Power's Chairman and CEO, Andy Marsh. I want to talk to you directly about an important date regarding our Special Meeting. We recently adjusted the record date to December 12th.

We made this change because many of our investors currently have shares on loan or are unaware that the brokers had lent their shares. This means many of you may not be able to vote unless the shares are returned to your accounts in advance of the record date. We realized that Thanksgiving holiday limited trading days, so moving the record date gives everyone a fair chance to recall those shares and cast their vote at the Special Meeting.

Here we're asking you to vote on two important proposals, updating our Charter voting standards to align with Delaware law and two, increase the number of authorized common shares. It's important to know why your vote matters. Today, Plug has very few authorized shares left. Approving the increase in the number of authorized shares gives us the flexibility for capital requirements, contractual obligations, equity programs and potential strategic transactions or acquisitions.

Without approval, our fallback is to implement a reverse stock split, which allows us to meet our obligations but can impact everyday investors. Voting for the share increases gives Plug room to grow and avoid uncertainty.

To help ensure your vote count, it's important to act now. If your shares are on loan, pledge, or held in on margin, contact your broker and request and request a recall so these are back in your account by December 12th.

Once you receive the proxy materials, vote for the proposals. You can vote online, by phone, or by mail. For additional information about the recall process, please refer to our recent blog post, Your Vote Matters. Make sure your Plug shares count or contact us at investors@plugpower.com. For additional information on the proposals, please refer to the Company's preliminary proxy statement.

We believe in Plug's long-term vision and with your support, we'll preserve flexibility and continue building towards a stronger future together. Thank you for being part of our journey.

The following is the text of a message posted by the Company on YouTube, Facebook, LinkedIn and X on December 3, 2025.

The record date for Plug’s special meeting is now December 12, 2025, giving all investors a fair chance to vote. Many shareholders have shares on loan without knowing, meaning they can’t be voted unless recalled in advance. Your vote is critical. Learn more from Plug’s CEO, Andy Marsh, here: https://youtu.be/1NcaHyuk9i8

Important Additional Information and Where to Find It

For additional information regarding the proposals to be acted upon at the Special Meeting, please refer to the Company’s preliminary proxy statement. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will also be available to stockholders of the Company free of charge on Plug’s website at www.plugpower.com or by contacting: Investor Relations at Plug Power Inc., 125 Vista Boulevard, Slingerlands, NY 12159, Attn: Investor Relations.

Participants in Proxy Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Special Meeting. Information about the directors and executive officers of the Company is outlined in the proxy statement for the Company’s 2025 Annual Meeting of Stockholders, which was filed with the SEC on June 9, 2025, and information about their ownership of Company stock is outlined in the preliminary proxy statement.

This communication does not constitute a solicitation of any vote or approval. No proxy card, voting instruction form, or other means of voting will be accepted by Plug or any of its representatives at this time.